UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 26, 2009

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Agreement

On October 30, 2009, YRC Worldwide Inc. (the “Company”) announced that it successfully concluded amendments to its Credit Agreement (as defined below) and ABS Facility (as defined below).

Credit Agreement Amendment

On October 26, 2009 and October 27, 2009, the Company and certain of its subsidiaries entered into amendments (together, the “Credit Agreement Amendment”) to the Credit Agreement, dated as of August 17, 2007 (as amended, the “Credit Agreement”), among the Company, certain of its subsidiaries, JPMorgan Chase Bank, National Association, as agent (the “Administrative Agent”), and the other lenders that are parties thereto (the “Lenders”). The amended Credit Agreement continues to provide the Company with a $950 million senior revolving credit facility, including sublimits available for borrowings under certain foreign currencies and for letters of credit, and a senior term loan in an aggregate outstanding principal amount of approximately $111.5 million.

Interest and Fee Deferral

The Credit Agreement Amendment allows the Company to defer revolver and term loan interest, letter of credit fees and commitment fees (i) beginning upon the completion of the Recapitalization Transaction (as defined below) and effectiveness of an amendment to the Contribution Deferral Agreement (as defined below) that provides for a deferral of scheduled interest and amortization payments during 2010 (the “CDA Amendment”), so long as the Recapitalization Transaction is completed and the CDA Amendment is effective on or prior to December 16, 2009 (or such later date as may be agreed to by 66 2/3% of the Lenders), and (ii) ending on December 31, 2010, subject to an extension until December 31, 2011 if agreed to by 66 2/3% of the Lenders. The CDA Amendment will become effective upon execution by all parties to the Contribution Deferral Agreement, including 100% of the Funds (as defined below). Currently, we have reached agreement with over 99% of the Funds on the CDA Amendment.

Upon effectiveness of deferral, the Company expects deferred interest and fees under the Credit Agreement to be approximately $20 million per quarter.

“Recapitalization Transaction” means that at least 95% (or such other percentage as is agreed to by 66 2/3% of the Lenders) of the aggregate principal amount of each of the Company’s (i) USF notes and (ii) contingent convertible senior notes shall be exchanged for capital stock of the Company on terms and conditions reasonably acceptable to the Administrative Agent and to the extent required, the requisite number of shareholders of the Company shall agree to the equity issuance and other actions required to complete such exchange.

“Contribution Deferral Agreement” means the Contribution Deferral Agreement, dated as of June 17, 2009, as amended, restated or otherwise modified from time to time, among certain subsidiaries of the Company, Central States, Southeast and Southwest Areas Pension Fund and certain other multiemployer defined benefit pension funds (the “Funds”) and Wilmington Trust Company, as agent, which was filed as Exhibit 10.4 to the Company’s Form 10-Q for the period ended June 30, 2009.

Deferral Exceptions and Termination Events

There are exceptions and termination events with respect to the interest and fee deferral described above, including that:

•

no further interest and fees will be deferred and all previously deferred amounts will become payable at the direction of a majority of the Lenders, upon the occurrence of certain specified events, including the following, unless 66 2/3% of the Lenders agree otherwise (each, a “Deferral Termination Event”):

•	events of default, with grace periods for certain events of default;

•	the MOU with the International Brotherhood of Teamsters terminates or is amended or otherwise modified (including, without limitation, by the operation of any “snapback” or similar provisions)

in any way that is adverse to the Company and/or the Lenders in a manner that could reasonably be expected, individually or in the aggregate, to result in an impact of greater than $5 million in any calendar year;

•	the Company amends or otherwise modifies the Contribution Deferral Agreement and related agreements in any way that is adverse to the Company and/or the Lenders; or

•

on or after completion of the Recapitalization Transaction, any cash payment by the Company or its subsidiaries of any pension fund obligations and any interest thereon that were deferred in 2009 under the Contribution Deferral Agreement other than (i) payments of proceeds resulting from the sale of real property that collateralizes the deferred pension obligations and which the Funds have a first lien or (ii) payments of permitted fees and expenses.

•

no further interest and fees will be deferred upon any cash payment (other than payments described in the immediately preceding bullet) of any pension fund liabilities (and any interest thereon) due prior to December 31, 2011 other than certain permitted payments, including payments to the Company’s single employer pension plans that are required to be made pursuant to ERISA and payments to certain multiemployer pension plans (each, a “Deferral Suspension Event”). Any deferred interest and fees will not become due and payable solely as a result of a Deferral Suspension Event.

•

commencing on January 1, 2011, (i) if after giving effect to an interest or fee payment on the applicable interest or fee payment date, the Available Interest Payment Amount (as defined below) on such interest or fee payment date would be equal to or greater than $150 million, the Company must make such payment in full in cash on such interest or fee payment date and (ii) to the extent that the Available Interest Payment Amount on any business day exceeds $225 million, the Company must apply the excess over $225 million to pay previously deferred interest and fees.

“Available Interest Payment Amount” means, as of any date of determination, the sum of (i) permitted investments held by the Company and its domestic subsidiaries other than YRRFC (as defined below) as of such date, plus (ii) the amount of the available revolving commitments which is available (other than revolving commitments that comprise the revolver reserve amount) as of such date, plus (iii) the amount available for drawing under the ABS Facility as of such date.

Mandatory Prepayments

If at any time the daily average of the Company’s Liquidity Amount (as defined below) for the immediately preceding five business days exceeds $250 million as a result of the receipt of net cash proceeds from assets sales, Excess Cash Flow (as defined in the Credit Agreement) or increased operating cash, then, depending on the source of the cash, the Company shall prepay obligations and/or reduce the new revolver reserve block and existing revolver reserve block. Any such reductions in the revolver reserve blocks will result in a permanent reduction of the revolving commitment by such amount.

“Liquidity Amount” means, as of any date of determination, the sum of (i) permitted investments held by the Company and its domestic subsidiaries other than YRRFC as of such date, plus (ii) so long as no default exists, the aggregate available revolver commitments as of such date minus (without duplication) the aggregate revolver reserve amount as of such date plus (iii) payments made by the Company under the ABS Facility that constitute permitted investments of YRRFC solely to the extent such payments have not been applied to amounts outstanding under the ABS Facility plus (iv) payments received by the Administrative Agent in respect of any repayment of any borrowing or any other unpaid obligation that are not distributed to the Lenders until the next business day plus (v) an amount equal to the balance of all eligible receivables under the ABS Facility less any required overcollateralization less all principal and letter of credit obligations outstanding under the ABS Facility plus (vi) the aggregate revolver reserve amount.

Revolver Reserve Amount

If the Recapitalization Transaction is completed and the CDA Amendment is effective, the Credit Agreement Amendment extends the date to January 1, 2012 (or such later date as may be agreed to by 66 2/3% of the Lenders) on which the revolving commitments will be permanently reduced by the revolver reserve amount, subject to early termination upon a Deferral Termination Event. However, if the Recapitalization Transaction is not completed and the CDA Amendment is not effective on or before December 16, 2009 (or such later date as may be agreed to by 66 2/3% of the Lenders), the revolving commitments will be permanently reduced by an amount equal to the then current revolver reserve amount on such date.

The Credit Agreement Amendment bifurcates the revolver reserve amount into (i) the existing revolver reserve block and (ii) the new revolver reserve block.

The existing revolver reserve block is approximately $106 million and will not increase above that amount. Until the earlier of (i) completion of the Recapitalization Transaction and effectiveness of the CDA Amendment and (ii) December 16, 2009 (or such later date as may be agreed to by 66 2/3% of the Lenders), the Credit Agreement Amendment continues to provide the Company access to $50 million of the existing revolver reserve block at any time for specified operating needs (“Permitted Interim Loans”). Access to the remaining existing revolver reserve block (and any portion of the $50 million of the existing revolver reserve block that could be, but is not, borrowed prior to the Recapitalization Transaction) is subject to borrowing conditions, including (i) that after giving effect to such borrowing, unrestricted Permitted Investments (as defined in the Credit Agreement) are less than or equal to $125 million (or, $100 million to the extent that any Permitted Interim Loans are outstanding), (ii) completion of the Recapitalization Transaction, (iii) effectiveness of the CDA Amendment and (iv) either (a) compliance with minimum weekly operating EBITDA thresholds and maximum SG&A monthly expense amounts or (b) obtaining approval from 66 2/3% of the Lenders.

The new revolver reserve block is approximately $8.7 million and will be increased by mandatory prepayments of net cash proceeds from certain asset sales and any excess cash flow sweeps. The Company may access the new revolver reserve block after the existing revolver reserve block has been fully borrowed, subject to the same borrowing conditions applicable to the existing revolver reserve block, except that Company must obtain the approval of 66 2/3% of the Lenders rather than complying with the minimum weekly operating EBITDA thresholds and maximum SG&A monthly expense amounts.

Financial Covenants

The Credit Agreement Amendment amends the minimum consolidated EBITDA covenant by:

•

including an addback to consolidated EBITDA of the Company and its subsidiaries (i) of up to $3 million for certain restructuring charges for the fiscal quarter ending June 30, 2010, (ii) of up to $6 million for certain restructuring charges for the two fiscal quarter period ending September 30, 2010, (iii) of up to $9 million for certain restructuring charges for the three fiscal quarter period ending December 31, 2010, (iv) of up to $9 million for certain restructuring charges for the four fiscal quarter period ending March 31, 2011, (v) of up to $6 million for certain restructuring charges for the four fiscal quarter period ending June 30, 2011 and (vi) of up to $3 million for certain restructuring charges for the four fiscal quarter period ending September 30, 2011; and

•	resetting the minimum consolidated EBITDA covenant, to provide that for any period set forth below consolidated EBITDA must be greater than or equal to the amount set forth opposite such period:

Period	Minimum Consolidated EBITDA
For the fiscal quarter ending on June 30, 2010	$65,000,000
For the two consecutive fiscal quarters ending September 30, 2010	$135,000,000
For the three consecutive fiscal quarters ending December 31, 2010	$200,000,000
For the four consecutive fiscal quarters ending March 31, 2011	$270,000,000
For the four consecutive fiscal quarters ending June 30, 2011	$270,000,000
For the four consecutive fiscal quarters ending September 30, 2011	$280,000,000
For the four consecutive fiscal quarters ending December 31, 2011	$270,000,000
For the four consecutive fiscal quarters ending March 31, 2012	$300,000,000
For the four consecutive fiscal quarters ending June 30, 2012	$330,000,000

The Credit Agreement Amendment amends the maximum Capital Expenditure covenant to provide that Capital Expenditures of the Company and its subsidiaries during any period set forth below will not exceed an amount set forth opposite such period:

Period	Maximum Capital Expenditures
For the fourth fiscal quarter in 2009	$30,000,000
For the four consecutive fiscal quarters ending December 31, 2009	$60,000,000
For any single fiscal quarter in 2010	$57,500,000
For the four consecutive fiscal quarters ending December 31, 2010	$115,000,000
For any single fiscal quarter in 2011	$72,500,000
For the four consecutive fiscal quarters ending December 31, 2011	$145,000,000
For any single fiscal quarter in 2012	$50,000,000

The Credit Agreement Amendment replaces the minimum liquidity covenant with a minimum Available Cash (as defined below) covenant. This covenant provides that from and after the earlier of (i) the date the Recapitalization Transaction is completed and (ii) December 16, 2009, the Company will maintain Available Cash equal to or greater than $75 million. Available Cash is tested on each business day based on the daily average as of the end of business for the immediately preceding three business days.

“Available Cash” means, as of any date of determination, the sum of (i) unrestricted cash in respect of which the Administrative Agent shall have a first priority (subject solely to permitted encumbrances in favor of depositary banks) perfected security interest and any amounts maintained by the Company and its domestic subsidiaries in a deposit account for the sole purpose of funding payroll obligations, all as of such date, plus (ii) the amount of the available revolving commitments (other than revolving commitments that comprise the revolver reserve amount), plus (iii) the amount available for drawing under the ABS Facility as of such date.

The Credit Agreement Amendment deletes the Total Leverage Ratio and the Interest Coverage Ratio.

Asset Sales

The Credit Agreement Amendment limits net cash proceeds from asset sales in fiscal year 2009 to $400 million and limits net cash proceeds from asset sales in fiscal year 2010 to $200 million, which limits do not include net cash proceeds received from certain asset sales, including (i) the sale of real estate that constitutes first lien collateral of the Funds pursuant to the Contribution Deferral Agreement and (ii) the sale and lease back transaction completed with NATMI Truck Terminals, LLC in the first half of 2009.

The Company may only consummate additional sale and leaseback transactions if (i) a majority of the Lenders approve the transactions or (ii) such transactions were approved by the Lenders in connection with the Credit Agreement Amendment. The Company expects to close approximately $50 million of approved sale leaseback transactions in the fourth quarter of 2009. The closing of these sale leaseback transactions are subject to the satisfaction of normal and customary due diligence and related conditions, including the right of each buyer to terminate its obligation in its sole discretion during the inspection period.

Amendment Fee

The Credit Agreement Amendment requires the Company to pay an amendment fee equal to 3.00% of each approving Lender’s revolving commitment and outstanding term loans, which is fully earned but not due and payable until the earlier of December 31, 2011 or the occurrence of a Deferral Termination Event. The Credit Agreement Amendment was approved by 100% of the Lenders.

Event of Default

The Credit Agreement Amendment adds a new event of default under the Credit Agreement if cash payments are made to the holders of the Company’s contingent convertible senior notes in an aggregate amount in excess of $1 million in connection with any conversion of the contingent convertible senior notes into equity and/or cash.

ABS Facility Amendment

On October 26, 2009 and October 27, 2009, the Company, as Performance Guarantor, and the parties to the Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008 (as amended, the “ABS Facility”), among Yellow Roadway Receivables Funding Corporation (“YRRFC”), as Seller; Falcon Asset Securitization Company LLC, Three Pillars Funding LLC and Amsterdam Funding Corporation, as Conduits; the financial institutions party thereto, as Committed Purchasers; Wachovia Bank, National Association, as Wachovia Agent and LC Issuer, SunTrust Robinson Humphrey, Inc., as Three Pillars Agent; The Royal Bank of Scotland plc (successor to ABN AMRO Bank N.V.), as Amsterdam Agent; and JPMorgan Chase Bank, N.A., as Falcon Agent (which, together with the Wachovia Agent, the Three Pillars Agent and the Amsterdam Agent, are referred to as the “Co-Agents”) and Administrative Agent entered into amendments to the ABS Facility (together, the “ABS Amendment”).

Maturity and Capacity

The expiration of the ABS Facility was extended from February 11, 2010 to October 26, 2010; provided, that if the Company does not complete the Recapitalization Transaction (as defined in the Credit Agreement) by December 16, 2009, the ABS Facility will expire on February 11, 2010. The ABS Amendment reduces the aggregate commitments under the ABS Facility from $500 million to $400 million and reduces the letter of credit facility sublimit from $105 million to $84 million.

Fee Deferral

In connection with the ABS Amendment, the Co-Agents deferred certain fees due under the ABS Facility. The $10.0 million fee that was due on October 30, 2010 has been deferred until the earliest to occur of (i) October 26, 2010, (ii) the Amortization Date (as defined in the ABS Facility), or (iii) the occurrence of a Deferral

Termination Event (as defined in the Credit Agreement) (the “Deferred Fee Payment Date”). Upon completion of the Recapitalization Transaction on or prior to December 16, 2009, the portion of current letter of credit fees, program fees and administration fees in excess of the fees in place prior to February 12, 2009 will be deferred until the Deferred Fee Payment Date. Upon effectiveness of the deferral, the Company expects these deferred fees to be approximately $5 million per quarter. All deferred fees will accrue and be payable on the Deferred Fee Payment Date; provided, that, if the advance rate on the ABS Facility exceeds 50% on any business day, all or a portion of deferred fees will be immediately payable in an amount sufficient to reduce the effective advance rate to 50%. Upon the occurrence of a Deferral Suspension Event (as defined in the Credit Agreement), YRRFC will no longer be permitted to defer fees under the ABS Facility; however, previously deferred fees will not become due and payable solely as a result of the occurrence of a Deferral Suspension Event.

Financial Covenants

The ABS Amendment implements the minimum consolidated EBITDA, maximum capital expenditure and minimum Available Cash financial covenants that are consistent with the Credit Agreement.

IMPORTANT INFORMATION ABOUT THE RECAPITALIZATION TRANSACTION

This current report and its contents is not an offer to buy or the solicitation of an offer to sell any security. An exchange offer will only be made pursuant to exchange offer documents that are to be made available to the holders of the our notes and filed with the Securities and Exchange Commission (“SEC”). Holders of our notes are advised to read the exchange offer documents when they become available, as these documents will contain important information about the exchange offer. Investors and security holders may obtain free copies of these documents (when available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov, on the Company’s website at www.yrcw.com or by making a request to: YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211, (913) 696-6100, Attention: Dan Churay, Executive Vice President, General Counsel and Secretary.

Forward-Looking Statements

Any exchange offer will be subject to a number of significant conditions, including, among other things, that holders of a specific percentage of the outstanding notes participate in the exchange offer. We cannot provide you with any assurances that such conditions to the exchange offer will be satisfied. We expect that the exchange offer, if completed, will result in our noteholders holding substantially all of our outstanding common stock.

The Company’s expectations regarding deferred interest and fees are only its expectations regarding the deferred amounts. Actual deferred interest and fees could differ based on a number of factors, including (among others) the Company’s expected borrowings under the Credit Agreement and the ABS Facility, which is affected by revenue and profitability results and the factors that affect revenue and profitability results (including the risk factors that are from time to time included in the Company’s reports filed with the SEC, including the Company’s annual report on Form 10-K for the year ended December 31, 2008).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: October 30, 2009	By:	/S/ JEFF P. BENNETT
Jeff P. Bennett
Vice President - Legal, Assistant General Counsel and Assistant Secretary